EXHIBIT77Q1E

Columbia Funds Series Trust I - Annual N-SAR report for the period ending
4/30/13

Columbia Bond Fund
Columbia Corporate Income Fund
Columbia Intermediate Bond Fund
Columbia Small Cap Value Fund I
Columbia U.S. Treasury Index Fund
(the "Funds")
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Item 77Q1(e) - New or amended Registrant investment advisory contracts:

A restated Schedule A, effective April 30, 2013, to the Investment Management Services Agreement dated May 1, 2010, by and between Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC) and Columbia Funds Series Trust I, on behalf the Funds, is incorporated by reference to Post-Effective Amendment No. 173 to the Registration Statement of Columbia Funds Series Trust I on Form N-1A filed on April 30, 2013, Accession No. 0001193125-13-187136.